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                           ARTICLES OF RESTATEMENT OF
                        THE ARTICLES OF INCORPORATION OF
                          QUINTILES TRANSNATIONAL CORP.

         Pursuant to ss.55-10-07 of the General Statutes of North Carolina, the undersigned corporation hereby submits these Articles of Restatement of Articles of Incorporation for the purpose of integrating into one document its original Articles of Incorporation and all amendments thereto:

        1. The name of the corporation is Quintiles Transnational Corp.

        2. The text of the Restated Articles of Incorporation of Quintiles Transnational Corp is attached.

        3. These Restated Articles of Incorporation were adopted by the Board of Directors and do not contain an amendment.

        4. These Articles of Restatement will become effective at 11:35AM E.D.T. on September 25, 2003.

         This the 25th day of September, 2003.


                                     QUINTILES TRANSNATIONAL CORP.


                                     By: /s/ John S. Russell
                                         -------------------------------
                                         John S. Russell
                                         Executive Vice President


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                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                          QUINTILES TRANSNATIONAL CORP.

         1. The name of the corporation is Quintiles Transnational Corp.

         2. The number of shares the corporation is authorized to issue is one hundred twenty-five million (125,000,000) shares of common stock, par value $0.01 per share.

         3. The street address and county of the registered office of the corporation in the State of North Carolina is 225 Hillsborough Street, Raleigh, Wake County, North Carolina 27603, and the name of its registered agent at such address is CT Corporation System.

         4. The street address and county of the principal office of the corporation is 4709 Creekstone Drive, Suite 200, Durham, Durham County, North Carolina 27703.

         5. To the fullest extent permitted by the North Carolina Business Corporation Act as it exists or may hereafter be amended, no person who is serving or who has served as a director of the corporation shall be personally liable to the corporation or any of its shareholders for monetary damages for breach of duty as a director. No amendment or repeal of this article, nor the adoption of any provision to these Articles of Incorporation inconsistent with this article, shall eliminate or reduce the protection granted herein with respect to any matter that occurred prior to such amendment, repeal or adoption.